Exhibit (a)(5)
4602 East Thomas Road
Phoenix, Arizona 85018
Telephone: (602) 437-5400
Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact:	Company Contact:
	Neil Berkman Associates	David D. Doty
	(310)826-5051	Chief Financial Officer
	info@BerkmanAssociates.com	www.meadowvalley.com
MEADOW VALLEY COMPLETES GOING-PRIVATE MERGER TRANSACTION
PHOENIX, ARIZONA, February 2, 2009 — MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced the completion of its going-private merger transaction with Phoenix Merger Sub, Inc., a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into Meadow Valley Corporation (“Meadow Valley”) with Meadow Valley continuing as the surviving corporation. The merger was completed pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated July 28, 2008, among Meadow Valley, Phoenix Parent Corp. (now known as Meadow Valley Parent Corp.) (“Investor”), and Merger Sub. Meadow Valley’s stockholders approved the merger and the Merger Agreement at a special meeting held on December 26, 2008.
As a result of the merger, the issued and outstanding shares of common stock of Meadow Valley are owned by affiliates of Insight Equity Holdings LLC (“Insight Equity”), a Dallas-based private equity firm.
Under the terms of the Merger Agreement, holders of Meadow Valley common stock will receive $11.25 in cash, without interest, for each share of Meadow Valley common stock held. Meadow Valley’s common stock will cease trading on The Nasdaq Stock Market, LLC at market close on February 2, 2009, and will no longer be listed on any exchange or quotation system.
Stockholders who possess stock certificates will receive instructions and a letter of transmittal from Mellon Investor Services LLC, the paying agent, concerning how and where to forward their certificates for payment. For shares held in “street name” by a broker, bank or other nominee, shareholders will not need to take any action to have shares converted into cash, as this will be done by the broker, bank or other nominee.
Alvarez & Marsal Securities, LLC served as exclusive financial advisor to the special committee of the Meadow Valley board of directors in connection with the going-private transaction.
About Insight Equity
Insight Equity (www.insightequity.com) makes controlling investments in strategically viable, middle market, asset intensive companies across a wide range of industries. Insight Equity specializes in partnering with companies in complex and challenging situations, including corporate divestitures, bankruptcies, restructurings, and private family ownership.
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About Meadow Valley
Meadow Valley, through its wholly-owned subsidiary Meadow Valley Contractors, Inc. (“MVCI”), specializes in the construction of highways, bridges, overpasses and airport runways in Phoenix, Arizona and Las Vegas, Nevada. MVCI also provides asphalt and gravel products for its own projects as well as other companies. MVCI was formed in 1980 and is based in Phoenix, Arizona.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made with respect to historical fact. Forward-looking statements are not guarantees of future performance and numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the outcome of any legal proceedings that have been or may be instituted against Meadow Valley and/or others relating to the Merger Agreement, (2) the effect of the announcement of the merger on Meadow Valley’s customer relationships, operating results and business generally, (3) the risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, (4) the impact of the substantial indebtedness incurred to finalize the consummation of the merger. Forward-looking statements speak only as of the date on which they are made and Meadow Valley does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.
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